FORM OF
DOMINION RESOURCES, INC.
RESTRICTED STOCK AWARD AGREEMENT

PARTICIPANT <Name>	DATE OF GRANT December 20, 2012	NUMBER OF SHARES OF RESTRICTED STOCK GRANTED <Number of Shares>
PERSONNEL NUMBER <#>	VESTING DATE December 20, 2015	VESTING SCHEDULE Vesting Date Percentage December 20, 2015 100%

THIS AGREEMENT, effective as of the Date of Grant shown above, between Dominion Resources, Inc., a Virginia Corporation (the "Company"), and the Participant named above is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan and any amendments thereto (the "Plan").  All terms used in this Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.
Award of Stock.  Pursuant to the Plan, the Number of Shares of Restricted Stock Granted  shown above (the “Restricted Stock”) were awarded to the Participant on the Date of Grant shown above, subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Agreement.

2.	Vesting. Except as provided in Paragraphs 3, 4 or 5, one hundred percent (100%) of the shares of Restricted Stock awarded under this Agreement will vest on the Vesting Date shown above.

3.
Forfeiture.  Except as provided in Paragraphs 4 or 5, the Participant will forfeit any and all rights in the Restricted Stock if the Participant’s employment with the Company or a Dominion Company terminates for any reason prior to the Vesting Date.

4.
Death or Disability.  If the Participant terminates employment due to death or Disability before the Vesting Date, the Participant will become vested in the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of whole months from the first day of the month in which the Date of Grant occurs to the first day of the month coinciding with or immediately following the date of the Participant’s termination of employment, and the denominator of which is the number of whole months from the Date of Grant to the Vesting Date.  The vesting will occur on the first day of the calendar month coinciding with or immediately following the date of the Participant’s termination of employment due to death or Disability.  Any shares of Restricted Stock that do not vest in accordance with this Paragraph 4 will be forfeited.

5.
Change of Control.  Upon a Change of Control prior to the Vesting Date, provided the Participant has remained continuously employed with Dominion or a Dominion Company from the Date of Grant to the date of the Change of Control, the Participant’s rights in the Restricted Stock will become vested as follows:

a.
A portion of the Restricted Stock will be immediately vested equal to the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of whole months from the Date of Grant to the Change of Control date, and the denominator of which is the number of whole months from the Date of Grant to the Vesting Date, rounded down to the nearest whole shares.

b.
Unless previously forfeited, the remaining shares of Restricted Stock will become vested after a Change of Control at the earliest of the following events and in accordance with the terms described in subparagraphs (i) through (iii) below:

(i)	Vesting Date. All remaining shares of Restricted Stock will become vested on the Vesting Date.

(ii)
Death or Disability.  If the Participant terminates employment due to death or Disability before the Vesting Date, the Participant will become vested in the remaining shares of Restricted Stock multiplied by a fraction, the numerator of which is the number of whole months from the first day of the month in which the Change of Control occurs to the first day of the calendar month coinciding with or immediately following the Participant’s termination of employment, and the denominator of which is the number of whole months from the first day of the month in which the Change of Control occurs to the Vesting Date.  The vesting will occur on the first day of the calendar month coinciding with or immediately following the Participant’s termination of employment due to death or Disability. Any shares of the Restricted Stock that do not vest in accordance with the terms of this subparagraph (ii) will be forfeited.

(iii)
Involuntary Termination without Cause.  All remaining shares of Restricted Stock will become vested upon the Participant’s involuntary termination by the Company or a Dominion Company without Cause before the Vesting Date. For purposes of this Agreement, “Cause” means (A) fraud or material misappropriation with respect to the business or assets of the Company or a Dominion Company, (B) persistent refusal or willful failure of the Participant to perform substantially his duties and responsibilities to the Company or a Dominion Company, which continues after the Participant receives notice of such refusal or failure, (C) conviction of a felony or crime involving moral turpitude, or (D) the use of drugs or alcohol that interferes materially with the Participant’s performance of his or her duties.

6.	Clawback of Award Payment.

a.
Restatement of Financial Statements.  If the Company’s financial statements are required to be restated at any time within the three (3) consecutive-year period immediately following the Date of Grant of the Restricted Stock as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to withhold issuance of all or a portion of the Restricted Stock shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

b.
Fraudulent or Intentional Misconduct.  If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold issuance of all or a portion of the Restricted Stock shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant.

c.
Recovery of Payout.  The Company reserves the right to recover a Restricted Stock Award payout pursuant to this Paragraph 6 by (i) seeking recovery of the vested shares from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d.
No Limitation on Remedies.   The Company’s right to recover Restricted Stock or issued stock shares pursuant to this Paragraph 6 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline a Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e.
Subject to Future Rulemaking.  The Restricted Stock granted under this Agreement is subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to said Restricted Stock.

7.	Terms and Conditions.

a.
Dividends.  All cash dividends paid on the Restricted Stock will be retained by the Company and an equivalent number of additional shares of Restricted Stock (based on the Fair Market Value of Company Stock on the dividend payment date) shall be issued.  The Company Stock related to any dividends or other distributions with respect to any outstanding shares of Restricted Stock that are payable in Company Stock shall be held subject to the same restrictions and other conditions as the Restricted Stock, including provisions for reinvestment of dividends, and shall be part of the Restricted Stock on issuance.

b.	Nontransferability. Except as provided in Paragraphs 4 and 5, the shares of Restricted Stock are not transferable and are subject to a substantial risk of forfeiture until the Vesting Date.

c.
Stock Power.  As a condition of accepting this award, the Participant hereby assigns and transfers the shares of Restricted Stock granted pursuant to this Agreement to Dominion Resources, Inc., and hereby appoints Dominion Resources Services, Inc. as attorney to transfer such shares on its books.

d.	Custody of Shares. The Company will retain custody of the shares of Restricted Stock.

e.
Shareholder Rights.  The Participant will not receive dividends until the shares of Restricted Stock have vested.  Dividends will accrue over the term of the agreement and will be paid at the Vesting Date.  If Restricted Stock is forfeited, the accrued dividends will also be forfeited.  Participant will have the right to vote the Restricted Stock, including any Restricted Stock resulting from Section 7(a).

f.	Delivery of Shares.

(i)
Share Delivery.  As soon as administratively feasible after the Vesting Date or after shares of Restricted Stock have become vested due to the occurrence of an event described in Paragraph 4 or 5, the Company will deliver to the Participant (or in the event of the Participant’s death, the Participant’s Beneficiary) the appropriate number of shares of Company Stock.  The Company will also cancel the stock power covering such shares.  If the Participant has not designated a Beneficiary, the Participant’s spouse, if any, and if none the Participant’s estate shall be the Beneficiary.

(ii)
Withholding of Taxes.  No Company Stock will be delivered until the Participant (or the Participant’s Beneficiary) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the Participant and the Company have made satisfactory arrangements for the payment of such taxes.  Unless the Participant makes an alternative election, the Company will retain the number of shares of Restricted Stock (valued at their Fair Market Value) required to satisfy the Applicable Withholding Taxes.  As an alternative to the Company retaining shares, the Participant or the Participant’s Beneficiary may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) make a cash payment to satisfy Applicable Withholding Taxes.  Fair Market Value will be determined based on the closing price of Company Stock on the date the Restricted Stock shares become vested or, if the Vesting Date is a weekend or holiday, on the business day immediately preceding the Vesting Date.

g.	Fractional Shares. Fractional shares of Company Stock will not be issued.

h.
Requirement to Hold Net Shares of Restricted Stock. To the extent the Participant remains an employee of Dominion or a Dominion Company, the Participant agrees not to sell, assign, transfer, pledge, or otherwise dispose of or encumber the net shares of vested Restricted Stock under this Agreement for two years following the Vesting Date unless the Participant dies or becomes Disabled.

i.
No Right to Continued Employment.  This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time.

j.
Change in Capital Structure.  The number and fair market value of shares of Restricted Stock awarded by this Agreement shall be automatically adjusted as provided in Section 15 of the Plan if the Company has a change in capital structure.

k.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

l.
Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.  All references in this Agreement to the Plan shall mean the plan as in effect on the Date of Grant.

m.
Participant Bound by Plan.  By accepting this Agreement, Participant hereby acknowledges receipt of a copy of the Prospectus and Plan document accessible on the Company Intranet and agrees to be bound by all the terms and provisions thereof.

n.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and any successors of the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer as of the date first written above.

           DOMINION RESOURCES, INC.

          By:___________________________________
                                  Thomas F. Farrell II
           Chairman, President and Chief Executive Officer

          ACCEPTED:

          ______________________________________
           Name